PROSPECTUS SUPPLEMENT                           REGISTRATION NO.  333-43142
(To Prospectus dated October 25, 2004)          Filed Pursuant to Rule 424(b)(3)



                               [graphic omitted]


                        1,000,000,000 Depositary Receipts
                           Wireless HOLDRS (SM) Trust

     This prospectus supplement supplements information contained in the prospectus dated October 25, 2004 relating to the sale of up to 1,000,000,000 depositary receipts by the Wireless HOLDRS (SM) Trust.

     The share amounts specified in the table in the "Highlights of Wireless HOLDRS" section of the base prospectus shall be replaced with the following:

                                                                                     Primary
                                                                        Share        Trading
                      Name of Company(3)                 Ticker        Amounts        Market
     ---------------------------------------------      -------       --------      ---------
     Aether Holdings, Inc.(1)                            AETH            1            NASDAQ
     ALLTEL Corp.(2)                                      AT            1.07           NYSE
     Crown Castle International Corp.                     CCI            4             NYSE
     Deutsche Telekom AG *                                DT          18.48409         NYSE
     LM Ericsson Telephone Company *                     ERICY          7.4           NASDAQ
     Freescale Semiconductor Class B                     FSLB         4.527015         NYSE
     Motorola, Inc.                                       MOT            41            NYSE
     Nextel Partners, Inc. Class A                       NXTP            4            NASDAQ
     Nokia Corp. *                                        NOK            23            NYSE
     Qualcomm Incorporated                               QCOM            26           NASDAQ
     Research In Motion Limited                          RIMM            4            NASDAQ
     RF Micro Devices, Inc.                              RFMD            4            NASDAQ
     SK Telecom Co., Ltd. *                               SKM            17            NYSE
     Sprint Nextel Corporation(3)                          S        30.78003488        NYSE
     SR Telecom Inc.                                     SRXA         0.104727        NASDAQ
     Telesp Celular Participacoes S.A. *                  TCP            3             NYSE
     United States Cellular Corporation                   USM            1             AMEX
     Verizon Communications                               VZ             17            NYSE
     Vodafone Group p.l.c. *                              VOD            21            NYSE

-------------------------------
(1) Aether Systems, Inc. (NASDAQ: "AETH"), a component of the Wireless HOLDRS Trust, changed its name to Aether Holdings, Inc. and, as a result, it CUSIP number, on July 13, 2005. The ticker symbol did not change.


(2) As a result of the merger of ALLTEL Corp. (NYSE: "AT") and Western Wireless Corp (NASDAQ: "WWCA"), a constituent of the Wireless HOLDRS Trust, ALLTEL Corp. replaced Western Wireless Corp. as an underlying security of the Wireless HOLDRS Trust. For the 2 shares of Western Wireless Corp. per 100 share round lot of Wireless HOLDRS, The Bank of New York received 1.07 shares of ALLTEL Corp. and $18.50 in cash. The Bank of New York distributed the cash at a rate of $0.185 per depositary share of Wireless HOLDRS on August 12, 2005.

(3) Sprint Corporation (NYSE: "FON"), an underlying constituent of the Wireless HOLDRS Trust, changed its name to Sprint Nextel Corporation (NYSE: "S") on August 12, 2005. As a result of the merger of Nextel Communication (NASDAQ:
"NXTL") and Sprint Nextel Corporation, two of the constituents of the Wireless HOLDRS Trust, Nextel Communication will no longer be an underlying security of the Wireless HOLDRS Trust. For the 16 shares of Nextel Communication per 100 shares round lot of Wireless HOLDRS, The Bank of New York received 20.28003488 shares of Sprint Nextel Corporation and $13.54067168 in cash. The Bank of New York distributed the cash at a rate of $0.135406 per depositary share of Wireless HOLDRS on August 25, 2005.

* The securities of these non-U.S. companies trade in the United States as American Depositary Receipts. Please see "Risk Factors" and "United States Federal Income Tax Consequences--Special considerations with respect to underlying securities of foreign issuers" for additional information relating to an investment in a non-U.S. company.

     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is September 30, 2005.